Exhibit 99.1

PHARSIGHT ANNOUNCES SECOND FISCAL QUARTER 2003 RESULTS

Continues to Expand Software Business — Signs Several New PKS Customers

MOUNTAIN VIEW, CA — October 22, 2002 — Pharsight Corporation (NASDAQ: PHST), a leading provider of science and information technology-based solutions to accelerate clinical drug development, today announced financial results for its quarter ended September 30, 2002 (Q2 FY 2003), the second quarter of its 2003 fiscal year. For the second quarter of fiscal year 2003 revenue was $3.3 million and the net loss per share was $0.17. Cash, cash equivalents and short-term investments were $13.4 million at September 30, 2002, including $4.4 million cash raised from the successful second closing of a two-round private placement.

“The second quarter proved to be one of significant progress for Pharsight, signing several new customers for our Pharsight® Knowledgebase Server™ (PKS) software solution, entering into new strategic consulting services agreements, closing the second of two rounds of financing and welcoming two new members to our executive management team,” said Dr. Michael Perry, president and chief executive officer of Pharsight. “We believe that this momentum, combined with the strengthening of our seasoned management team, will play a strategic role in Pharsight’s future as a company working to revolutionize drug development.”

Financial Results

For the second quarter of fiscal year 2003, the company posted revenue of $3.3 million, down 11 percent from $3.7 million in the second quarter of fiscal year 2002. The net loss per share was $0.17 compared with a net loss per share of $0.25 for the same period in fiscal year 2002. At the end of the quarter, the company had $13.4 million in cash, cash equivalents and short-term investments, including $4.4 million from the closing of the second round of a two-round financing, compared to $13.5 million in cash, cash equivalents and short-term investments as of March 31, 2002.

Financial Outlook

In the third quarter of fiscal 2003, ending December 31, 2002, the company expects sequential revenues to be flat to up 5 percent compared to revenues announced for the quarter just ended September 30, 2002. The company also expects total costs and expenses for the quarter ending December 31, 2002 to increase approximately 5 percent compared with actual costs and expenses for the quarter just ended September 30, 2002.

Pharsight expects fiscal year 2003 revenues to be approximately flat from fiscal 2002 levels. The company expects that sales of its software products will grow approximately 25 percent year-to-year, which will be offset by a decline of approximately 15 percent in consulting and service revenue as compared to the prior fiscal year. Pharsight now believes, due to the slower-than-expected growth in consulting services as a result of the overall decline in the marketplace, that it will not achieve EBITDA breakeven by June 2003 as previously anticipated, but rather, will achieve this milestone at a later date.

Funding

During the second quarter of fiscal year 2003 Pharsight successfully closed the second round of a two-round financing resulting in gross proceeds to Pharsight of $7.5 million from investors affiliated with the Sprout Group and Alloy Ventures. The first tranche of $3.1 million was received in June 2002. The second closing of $4.4 million occurred following approval of the transaction by stockholders on September 6, 2002.

Strategic Restructuring

As previously announced on July 22, 2002, a strategic restructuring took place to focus the company on its two software offerings and its strategic consulting group. The restructuring was designed to allow the company to maintain the highest level of customer service and ensure that ongoing investment in product development is attuned to customers’ rapidly evolving needs for innovative drug development solutions. Pharsight believes the restructuring has resulted in a decrease in annualized operating expenses of approximately $2.5 to $3.0 million. The company recorded a restructuring charge of $324,000 in its second quarter ending September 30, 2002, in connection with this action.

Customer Developments

Pharsight was pleased to announce the signing of four new customers for its PKS software during second quarter ending September 30, 2002, which includes companies in both the big pharma and biotech sectors both in the United States and Europe. These customers are Schering-Plough Research Institute, Purdue Pharma, Sanofi-Synthelabo Recherche and Centocor.

Additionally, the company signed on several new consulting projects in which Pharsight’s modeling and simulation methodologies will be applied to the customers’ development programs. Some of these customers include Cephalon, Ferring Pharmaceuticals, Organon and the company’s newest consulting customer, Celltech R&D Limited.

Management Team

During the second quarter, Pharsight welcomed two new executives to its management team. Shawn O’Connor, the company’s new senior vice president and chief financial officer, brings more than 20 years of executive management and financial experience with public companies in the healthcare, software and technology services industries to his new position, where he will oversee finance, accounting, legal and investor relations. Additionally, the company named Mona Cross Sowiski senior vice president of consulting services. A seasoned veteran of healthcare consulting, Ms. Sowiski joins Pharsight after having spent more than 20 years working for worldwide healthcare organizations in the provider, insurer and pharmaceutical sectors.

Conference Call

Investors are invited to listen to the Web cast discussion of these and other events by Pharsight management on October 22, 2002 at 2:00 p.m. PDT/5:00 p.m. EDT. The live Web cast will be conducted by Chief Executive Officer Michael Perry and Chief Financial Officer Shawn O’Connor and may be accessed in the Investor Relations section of Pharsight’s Web site: www.pharsight.com. A replay will be available on that day from 5:00 p.m. PDT through October 29.

About Pharsight Corporation

Pharsight Corporation (NASDAQ: PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in

Mountain View, California. Information about Pharsight is available on the World Wide Web at www.pharsight.com.

Note Regarding Forward-Looking Statements: The statements in this press release under the caption “Financial Outlook”, as well as the statement that Pharsight believes that the restructuring will result in a reduction in annualized operating expenses of $2.5 to $3.0 million, are forward-looking statements. Forward-looking statements are inherently speculative, and actual results may differ materially from Pharsight’s expectations. In particular: Pharsight’s future financial results are based upon assumptions regarding the market for its services, which may not be accurate, especially in light of these turbulent economic times; economic conditions or new competition that may affect the demand for Pharsight’s products and services; and the magnitude Pharsight’s additional restructuring charge may differ due to the eventual determination of facilities to be occupied on an ongoing basis. Other risk factors relating to Pharsight are disclosed under the caption “Risk Factors” in the company’s most recent Form 10-Q filed with the Securities and Exchange Commission. All forward-looking statements are based on information available to Pharsight on the date hereof, and Pharsight assumes no obligation to update such statements.

Pharsight is a registered trademark and Knowledgebase Server is a trademark of Pharsight Corporation. All other trademarks mentioned herein are property of their respective owners.

Pharsight Corporation

Condensed Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2002	2001	2002	2001
Revenues:
License and renewal	$1,502	$1,293	$3,002	$2,300
Services	1,817	2,423	3,772	4,160
Total revenues	3,319	3,716	6,774	6,460

Costs and expenses:
Cost of revenues	1,476	2,245	3,188	4,687
Research and development	900	1,746	2,365	3,740
Sales and marketing	1,736	2,149	3,372	4,546
General and administrative	1,424	1,452	2,995	2,905
Amortization of deferred stock compensation	371	793	828	1,801
Amortization of intangible assets	—	29	—	96
Restructuring Charges	324	—	324	—
Total costs and expenses	6,231	8,414	13,072	17,775

Loss from operations	(2,912)	(4,698)	(6,298)	(11,315)
Other income (expense), net	(89)	69	(168)	236

Net loss	(3,001)	(4,629)	(6,466)	(11,079)

Preferred Stock Dividend	(81)	—	(84)	—

Deemed dividend to preferred stockholders	(55)	—	(58)	—

Net loss attributable to common stockholders	$(3,137)	$(4,629)	$(6,608)	$(11,079)

Basic and diluted net loss per share attributable to common stockholders	$(0.17)	$(0.25)	$(0.35)	$(0.61)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	18,760	18,339	18,730	18,276

Pharsight Corporation

Condensed Balance Sheet

(in thousands)

	September 30, 2002	March 31, 2002
	(unaudited)	(1)
Assets
Cash, cash equivalents, and short-term investments	$13,421	$13,492
Accounts receivable, net	3,993	2,629
Other current assets	1,027	776
Total current assets	18,441	16,897
Property and equipment, net	2,027	2,708
Other assets	362	349
Total assets	$20,830	$19,954

Liabilities and stockholders’ equity
Accounts payable	$514	$664
Accrued expenses	2,385	3,684
Deferred revenue	4,693	3,412
Current portion of notes payable and capital leases	2,472	2,316
Total current liabilities	10,064	10,076
Long-term portion of notes payable and capital leases	2,496	3,194
Redeemable convertible preferred stock	5,450	—

Total shareholders’ equity	2,820	6,684
Total liabilities and stockholders’ equity	$20,830	$19,954

(1)                Derived from the company’s audited financial statements dated March 31, 2002.